Exhibit 99.2

Consolidated Financial Statements

and Report of Independent Auditors

European Aeronautical Group AB and Subsidiaries

December 31, 2004 and 2003

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholder of European Aeronautical Group AB:

We have audited the accompanying consolidated balance sheets of European Aeronautical Group AB and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholder’s equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of European Aeronautical Group AB and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in Sweden.

Accounting principles generally accepted in Sweden vary in certain significant respects from accounting principles generally accepted in the United States of America.  The application of the latter would have affected the determination of net profit/loss for each of the two years in the period ended December 31, 2004 and the determination of shareholder’s equity at December 31, 2004 and 2003, to the extent summarized in Note 13.

/s/ Deloitte AB
Deloitte AB

Stockholm, Sweden

February 6, 2006

European Aeronautical Group AB and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

		Year ended December 31
(Amounts in thousands of SEK)	Note	2004	2003

REVENUES
Net sales	2, 3	190,983	197,066

COSTS AND EXPENSES
Other external costs	4	83,149	117,940
Personnel costs	5	78,860	69,062
Depreciation and amortization of tangible and intangible assets	7,8,9	15,869	18,632
Other operating expenses		—	136

OPERATING PROFIT/LOSS		13,105	(8,704)

RESULT FROM FINANCIAL INVESTMENTS
Interest income and similar profit/loss items		875	307
Interest income from group companies		143	16
Interest expense and similar profit/loss items		(121)	(23)
Interest expense related to group companies		(1,144)	(1,443)

PROFIT/LOSS AFTER FINANCIAL ITEMS		12,858	(9,847)

Tax on profit/loss for the year	6	(3,269)	(441)

NET PROFIT/ LOSS FOR THE YEAR		9,589	(10,288)

The accompanying notes are an integral part of these consolidated statements.

European Aeronautical Group AB and Subsidiaries

CONSOLIDATED BALANCE SHEETS

		December 31
(Amounts in thousands of SEK)	Note	2004	2003
ASSETS

FIXED ASSETS

Intangible assets
Work-in-progress for intangible assets		7,724	5,668
Goodwill	7	44,578	47,806
Other intangible assets	8	23,357	31,895

		75,659	85,369

Tangible assets
Equipment, tools, fixtures and fittings	9	3,467	4,279

Financial assets
Deferred tax assets	11	1,518	4,667

TOTAL FIXED ASSETS		80,644	94,315

CURRENT ASSETS

Inventories
Finished products and goods for resale		3,256	3,797

Current receivables
Accounts receivable-trade		20,796	17,652
Receivables from group companies		18,976	6,209
Income taxes recoverable		691	633
Other receivables		7,492	1,004
Prepaid expenses and accrued income		8,390	8,079

		56,345	33,577

Cash and bank balances		8,913	10,480

TOTAL CURRENT ASSETS		68,514	47,854

TOTAL ASSETS		149,158	142,169

The accompanying notes are an integral part of these consolidated statements.

		December 31
(Amounts in thousands of SEK)	Note	2004	2003
SHAREHOLDER’S EQUITY AND LIABILITIES

SHAREHOLDER’S EQUITY
Restricted equity
Share capital		10,000	10,000
Statutory reserve		2,000	2,000

		12,000	12,000

Non-restricted equity
Non-restricted reserves		43,132	54,682
Profit/ loss for the year		9,589	(10,288)

		52,721	44,394

TOTAL SHAREHOLDER’S EQUITY		64,721	56,394

LIABILITIES

Long-term liabilities
Liabilities to group companies		30,000	30,000

Current liabilities
Accounts payable – trade		9,699	16,451
Liabilities to group companies		783	10,451
Other liabilities		6,933	2,881
Accrued expenses and deferred income	12	37,022	25,992

		54,437	55,775

TOTAL SHAREHOLDER’S EQUITY AND LIABILITIES		149,158	142,169

MEMORANDUM ITEMS

Pledged assets		None	None

Contingent liabilities		None	None

The accompanying notes are an integral part of these consolidated statements.

European Aeronautical Group AB

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

(Amounts in thousands of SEK)	Share Capital	Restricted Reserves	Unrestricted Reserves	Total Shareholder’s Equity

Shareholder’s equity December 31, 2002	10,000	2,000	59,786	71,786
Foreign currency translation adjustments			(5,104)	(5,104)
Net loss for the year			(10,288)	(10,288)
Shareholder’s equity at December 31, 2003	10,000	2,000	44,394	56,394

Foreign currency translation adjustments			(1,262)	(1,262)
Net profit for the year			9,589	9,589
Shareholder’s equity at December 31, 2004	10,000	2,000	52,721	64,721

European Aeronautical Group AB and Subsidiaries

CONSOLIDATED CASH FLOW STATEMENTS

		Year ended December 31
(Amounts in thousands of SEK)	Note	2004	2003

Operating activities
Profit/ loss after financial items		12,858	(9,847)
Depreciation and amortization		15,869	18,632
Capital loss due to disposal of equipment		—	111
		28,727	8,896
Income taxes paid		—	(355)

Cash flow from operating activities before changes in working capital		28,727	8,541

Cash flow from changes in working capital
Decrease/increase in inventories		541	(1,670)
Decrease/increase in accounts receivable		(3,144)	(2,163)
Decrease/increase in other current assets		(20,120)	312
Decrease/increase in accounts payable		(6,752)	(2,970)
Decrease/increase in other liabilities		5,307	17,671
Cash flow from operating activities		4,559	19,721

Investing activities
Purchase of intangible fixed assets	7,8	(5,047)	(13,034)
Purchase of tangible fixed assets	9	(915)	(719)
Cash flow used in investing activities		(5,962)	(13,753)

Net change in cash and cash equivalents		(1,403)	5,968
Cash and cash equivalents beginning of the year		10,480	4,941
Exchange rate difference in cash and cash equivalents		(164)	(429)
Cash and cash equivalents end of the year		8,913	10,480

The accompanying notes are an integral part of these consolidated statements.

European Aeronautical Group AB and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 Basis of Presentation and Summary of Significant Accounting Principles

Operations

Reference to the “Group” or “EAG,” in these notes to the consolidated financial statements pertain to the European Aeronautical Group AB (the “Parent”) and its wholly owned subsidiaries. References to “group companies” refer to the owner of the Group, SAS AB, and its related subsidiaries.  The Group operates within the flight support industry and supplies the customers with aeronautical data in the form of electronic and traditional aviation maps, travel planning systems, Nav Data and calculation systems of aircraft performance.  On November 22, 2005, EAG was acquired by a wholly owned subsidiary of Navtech, Inc. (“Navtech”) for an estimated purchase price of SEK 162 million in cash and possible future cash payments to a maximum of SEK 30 million conditional on the achievement of certain business performance measures.  The purchase price is subject to adjustment based on finalization of the working capital of EAG at closing.  Navtech is a publicly held company registered with the Securities and Exchange Commission (“SEC”) in the United States of America.

Accounting Principles

The accounting principles applied are in accordance with the Annual Accounts Act, as well as the recommendations and statements from the Swedish Accounting Standards Board and the Swedish Institute of Authorized Public Accountants (FAR) (“Swedish GAAP”).  In addition, the Group included a reconciliation of its net profit or loss and shareholder’s equity under Swedish GAAP to its net profit or loss and shareholder’s equity under accounting principles generally accepted in the United States of America (“US GAAP”) for inclusion in Form 8-K/A of Navtech to be filed with the SEC due to the significance of EAG’s results compared to Navtech’s results.  Differences between Swedish GAAP and US GAAP are described in Note 13.

The following valuation and recalculation principles are applied to the annual accounts:

Consolidated accounts

The statements of operations and balance sheets of the Group include all of the companies which the Group owns more than half of the voting shares either directly or indirectly.

The consolidated accounts are prepared in accordance with the Swedish Financial Accounting Standards Council’s recommendations concerning consolidated accounting. All corporate acquisitions are accounted for using the purchase method.  The difference between the acquisition value of the shares in a subsidiary and the market value of that subsidiary’s net assets is reported as goodwill, which is amortized over its estimated utilization period.

Intercompany transactions are eliminated in the consolidated accounts.

Translation of foreign subsidiaries’ statements of operations and balance sheets

The current method is utilized to translate foreign subsidiaries’ statements of operations and balance sheets to Swedish kronor.  All assets and liabilities in the subsidiaries’ balance sheets are thereby calculated using the closing day rate, and all items in the statements of operations at the average annual exchange rate. All translation differences are booked directly to equity.  Exchange differences from loans in foreign currencies in the parent company referring to acquisitions of shares in subsidiaries are settled on the group level against the subsidiary’s equity and booked as translation differences directly in equity.

Revenue recognition

Revenue is primarily recognized by the Group rateably over the contract terms with its customers as the Group is required to continuously update the products and databases it is providing to its customers.

Leasing

All leasing agreements are accounted for as operating leases and the lease fees are recorded straight-line during the lease term.

Taxes

The period’s tax cost or tax income consists of current and deferred taxes. Current taxes are calculated from the period’s taxable income. Deferred taxes are calculated based upon the difference between the taxable value and the book value. The difference between these values is then multiplied with the current tax rate in order to compute the deferred taxes. Deferred tax assets are accounted for in the balance sheet to the extent the amounts most likely can be used against future taxable profits. Deferred tax assets and liabilities are offset against each other if they relate to the same tax authority and when the Group has the intention to settle the tax with a net amount.

Long-lived assets

Fixed assets are accounted for at acquisition cost less depreciation according to plan based upon an assessment of the asset’s expected economic life.

Expenditures on development activities whereby the research result or other knowledge is applied to accomplish new or improved products or processes, are reported as intangible assets in the accompanying balance sheets provided that the product or process is technically and commercially feasible and the Group has sufficient resources to complete development and is subsequently able to use or sell the intangible asset.

Other intangible assets are primarily related to capitalized costs associated with the development of software used in the Group’s business.

Depreciation/amortization according to plan is computed as follows:

Goodwill	5% (10% in 2003)
Other intangible assets	20-33%
Equipment, tools, fixtures and fittings	20%

Refer to Note 7 where the change in amortization period during 2004 for goodwill from 10 years to 20 years is discussed.

Inventories

Inventories are valued using the lower of cost or market principle.  When determining the acquisition value, the first-in, first-out principle is applied.  The market value consists of the estimated sales value less estimated sales cost.

Receivables

Receivables are accounted for at the amount expected to be received.

Receivables and liabilities in foreign currency

Receivables and liabilities in foreign currencies are translated to the functional currency at the closing rate on the balance sheet date.  The difference between acquisition value and the closing date value is recorded in the statements of operations.

Cash flow statement

The cash flow statement is prepared under the indirect method in accordance with recommendation number 7 of the Swedish Financial Accounting Standards Council.  The cash flow statements only include transactions generated from payments in or out.

Note 2 Net sales per line of business and geographical market

Net sales per line of business are allocated as follows:

	2004	2003
	(SEK in thousands)
Scandinavia	80,700	88,229
Europe	98,401	92,335
Asia & Middle East	6,937	12,538
Latin America	1,703	1,970
Africa	3,061	1,828
Australia & New Zealand	181	166
Total	190,983	197,066

Note 3 Information regarding related party purchases and sales

Purchases and sales between

Group companies (SAS and subsidiaries)	2004	2003
Purchases	3%	17%
Sales	36%	37%

The purchases in 2004 and 2003 and were for services such as payroll processing, insurance and software licenses.  The costs for such services may differ in the future if such costs are procured without the assistance of SAS.

During 2004, the Group purchased approximately SEK 5.4 million in credits related to pension costs in Sweden from SAS for approximately SEK 5.1 million resulting in a gain that was recorded of approximately SEK .3 million.  The gain is recorded as a reduction of personnel costs in the accompanying statements of operations and the receivable is recorded in other receivables in the accompanying balance sheets.

The accompanying balance sheets and statements of operations specify amounts related to SAS and its subsidiaries (group companies).   Included in the balance sheets is a loan for SEK 30 million that was provided to the Group by SAS. The loan bears interest at three month SEK Stibor + 1.25% and has a maturity date of December 31 of each year but has been classified as long-term due to the revolving nature of the loan.  Liabilities to group companies of 30 million SEK at December 31, 2004 represented amounts owing to EAG’s parent, SAS. These amounts were settled in fiscal year 2005 in anticipation and in compliance with the proposed terms and conditions of the purchase agreement with Navtech.

Note 4 Disclosure of audit fee and cost reimbursements for 2004

Remuneration (SEK in thousands)
Deloitte AB
audit assignment	130
non-audit assignments	0
Other
audit assignment	140
Total	270

An audit assignment includes the audit of the annual accounts, the accounting records and the administration of the board of directors and the managing director. The audit assignment also includes additional work given by the company to the auditors and consultations or other assistance resulting from observations made during the audit or completion of such additional work. Everything else is considered as non-audit assignments.  The above costs exclude cost associated with the audits in accordance with generally accepted auditing standards in the United States of America that were necessary due to the acquisition of the Group in November 2005 by Navtech.

Note 5 Average number of employees, salaries, other remunerations and social security charges

	Average number of employees
	2004	Men	2003	Men
Great Britain	72	58	68	56
Sweden	84	53	85	53
Group total	156	111	153	109

Allocation of senior management at the balance sheet date

	December 31
	2004		2003
	Women	Men	Women	Men
Board of Directors	0	5	0	5
Other persons in the Group’s management including Managing Director	0	7	2	7
Total	0	12	2	12

Salaries, remunerations, etc.

	2004		2003
	Salaries and other remunerations	Social costs (of which pension costs)	Salaries and other remunerations	Social costs (of which pension costs)
	(SEK in thousands)		(SEK in thousands)
Parent company	28,577	13,451	27,691	11,845
		(3,564)		(2,617)
Subsidiary	29,125	2,679	25,710	3,815
		(2,127)		(1,792)
Group total	57,702	16,130	53,401	15,660
		(5,691)		(4,409)

Salaries and other remunerations allocated by country and between board members, others and employees

	2004		2003
	The board and managing director	Other employees	The board and managing director	Other employees
	(SEK in thousands)		(SEK in thousands)
Sweden	1,221	27,356	1,095	26,596
Great Britain	928	28,197	928	24,782
Group total	2,149	55,553	2,023	51,378

342 kSEK of the Group’s pension costs (370 kSEK for 2003) refers to the board and managing director.

The Managing Director has a 6 months period of notice in addition to a severance pay of 24 months of wages. Other persons in the company’s management have at most a period of notice and severance pay of 18 monthly wages.

Absence due to illness

	Parent company
	2004	2003
	(SEK in thousands)
Total absence due to illness	2.8%	2.6%
Long-term absence due to illness	0%	0%
Absence due to illness for women	0.8%	0.8%
Absence due to illness for men	0.7%	0.6%
Absence due to illness of employees under 29 years	1.0%	0.9%
Absence due to illness of employees between 30-49 years	0.3%	0.3%
Absence due to illness of employees above 50 years	0.2%	0.2%

Note 6 Taxes on profit/losses for the year

	2004	2003
	(SEK in thousands)
Current tax	—	—
Deferred tax	(3,269)	(441)
Total	(3,269)	(441)

Profit/ loss after financial items	12,858	(9,847)
Tax according to current tax rate	(3,600)	2,757
Tax effects:
Adjustments of earlier year’s tax	—	6
Non-deductible expenses	(206)	(30)
Change in valuation allowance for the UK subsidiary	537	(3,174)
Total	(3,269)	(441)

Note 7 Goodwill

	December 31
	2004	2003
	(SEK in thousands)
Acquisition value brought forward	53,118	49,172
Purchase	—	8,416
Translation differences	(835)	(4,470)
Accumulated acquisition values carried forward	52,283	53,118
Amortization brought forward	(5,312)	—
Translation differences	229	115
Amortization for the year	(2,622)	(5,427)
Accumulated amortization carried forward	(7,705)	(5,312)

Residual value according to plan carried forward	44,578	47,806

The acquisition of ASG (former part of Thales Avionics) in 2002 was a part of EAG’s long-term strategy to increase market share. With the purchase of the FMS product, EAG has a complete product portfolio that gives a solid base for even further expansion and increases in profitability. Based upon the investment’s strategic importance and long lifetime the Board of Directors decided to change the planned amortization period from 10 to 20 years during 2004.

Note 8 Other intangible assets

	December 31
	2004	2003
	(SEK in thousands)
Acquisition value brought forward	58,204	57,801
Purchases	2,991	403
Accumulated acquisition values carried forward	61,195	58,204
Amortization brought forward	(26,309)	(15,022)
Amortization for the year	(11,529)	(11,287)
Accumulated amortization carried forward	(37,838)	(26,309)

Residual value according to plan carried forward	23,357	31,895

Note 9 Equipment, tools, fixtures and fittings

	December 31
	2004	2003
	(SEK in thousands)
Acquisition value brought forward	12,580	12,607
Purchases	915	719
Sales/disposals	(115)	(427)
Translation differences	(72)	(319)
Accumulated acquisition values carried forward	13,308	12,580
Depreciation brought forward	(8,301)	(6,719)
Sales/disposals	115	316
Translation differences	64	20
Depreciation for the year	(1,719)	(1,918)
Accumulated depreciation carried forward	(9,841)	(8,301)

Residual value according to plan carried forward	3,467	4,279

Note 10 Participations in subsidiaries

Company’s name	Number of shares	Share of equity%
European Aeronautical Group UK Ltd	50,000	100%
European Aeronautical Group Estonia OU	1	100%

Company’s name	Corp. ID No.
European Aeronautical Group UK Ltd	4,556,441
European Aeronautical Group Estonia OU	11,031,359

Note 11 Deferred tax assets

	December 31
	2004	2003
	(SEK in thousands)
Deferred tax asset relates to:
Amount brought forward	4,667	5,180
Utilization	(3,149)	(513)
Total	1,518	4,667

The parent company has an accumulated tax loss carry-forward of 5,421 kSEK (16 665 kSEK for 2003). Based upon established budgets and forecasts of 2005 and 2006 the Board of Directors estimate the business will be profitable, which implies that the conditions to book a deferred tax asset are fulfilled for the parent company.  Deferred taxes totalling 9,623 kSEK (10,967 kSEK for 2003) related to the UK subsidiary have been fully reserved due to the uncertainty regarding their future utilization.

Note 12 Accrued expenses and deferred income

	December 31
	2004	2003
	(SEK in thousands)
Accrued vacation pay	3,953	3,478
Accrued social security charges	3,141	2,505
Accrued supplier costs	10,613	7,145
Deferred income	17,672	12,663
Other items	1,643	201
Total	37,022	25,992

Note 13 Summary of significant differences between Swedish GAAP and US GAAP

The accompanying consolidated financial statements have been prepared in accordance with Swedish GAAP, which differs in certain significant respects from US GAAP.  The principal differences between Swedish GAAP and US GAAP are presented below together with explanations of certain adjustments that affect consolidated net profit/loss, comprehensive income/loss and shareholder’s equity.

Net profit/loss

	2004	2003
	(SEK in thousands)
Net profit/loss for the year according to Swedish GAAP	9,589	(10,288)
Adjustments required for US GAAP
a) Elimination of goodwill amortization	2,622	5,427
a) Amortization of customer related intangible assets	(1,964)	(2,182)
b) Pension costs	36	(35)
c) Reversal of capitalized software	(1,369)	(4)
c) Reduction in amortization of previously capitalized software	987	966
d) Reversal of lease incentive	—	(800)
d) Amortization of lease incentive	152	38
Net US GAAP adjustments	464	3,410
e) Deferred income taxes on adjustments	64	(56)
Net profit/loss for the year in accordance with US GAAP	10,117	(6,934)

Shareholder’s equity

	December 31
	2004	2003
	(SEK in thousands)
Shareholder’s equity according to Swedish GAAP	64,721	56,394
Cumulative adjustments required for US GAAP:
a) Elimination of goodwill amortization	8,049	5,427
a) Amortization of customer related intangible assets	(4,146)	(2,182)
b) Pension costs	1	(35)
c) Reversal of capitalized software	(6,134)	(4,766)
c) Reduction in amortization of previously capitalized software	2,388	1,401
d) Reversal of lease incentive	(800)	(800)
d) Amortization of lease incentive	190	38
b) Additional minimum pension liability	(279)	(482)
	(731)	(1,399)
e) Deferred income taxes on adjustments	1,219	1,156
Shareholder’s equity according to US GAAP	65,209	56,151

Comprehensive Income/Loss

	2004	2003
	(SEK in thousands)
Net profit/loss per US GAAP	10,117	(6,934)
Foreign currency translation adjustment per Swedish and US GAAP	(1,262)	(5,104)
(b) Additional minimum pension liability	203	(482)
Comprehensive income/loss according to US GAAP	9,058	12,520

Other

The SEK 30 million in loans recorded as long-term loans would be classified as current liabilities under US GAAP as a formal agreement did not exist allowing classification as a long-term liability.

Explanations of current differences between Swedish GAAP and US GAAP

a)  Purchase accounting

During 2002, the Group acquired ASG.  Under Swedish GAAP, the Group recorded the difference resulting from the excess of the purchase price and the identifiable assets as goodwill and has amortized the goodwill over 10 years in 2003 and 20 years in 2004.  Under US GAAP, Statement of Financial Standards (“SFAS”) No. 141, Business Combinations, the Group is required to value specifically identifiable intangible assets and amortize them if they do not have indefinite lives.  Also, Under SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but rather tested for impairment on an annual basis based on each reporting unit.  The impairment testing is a two-step process with the first step being the comparison of book value of the reporting unit to its fair value.  If the fair value is lower than the book value, an impairment of goodwill is recognized , equivalent to the difference between the book value of goodwill and the implied goodwill of the reporting unit.  The implied goodwill is the difference between the reporting unit’s fair value and the fair value of the reporting unit’s assets and liabilities.  No impairments were required to be recorded under US GAAP during 2004 or 2003.  Under US GAAP, the Group has determined that a portion of the goodwill recorded under Swedish GAAP would be classified as customer related intangible assets (12 million SEK) and the remaining amount would remain as goodwill.  The amortization of goodwill under Swedish GAAP has been reversed and the amortization for the specifically identifiable intangible assets has been recorded based on an accelerated method over ten years resulting in decreased amortization during each of the years presented.

b)  Pensions

Under Swedish GAAP, the Group records pension obligations for its subsidiary in Great Britain based on funding requirements.  Under US GAAP, pensions should be accounted for under SFAS 87, Employers Accounting for Pensions.  The primary difference between Swedish GAAP and US GAAP pertains to differences related to additional minimum liability adjustments in the UK subsidiary.  Under US GAAP, an additional minimum liability should be recognized when the accumulated benefit obligation exceeds the fair value of the plan assets, and this excess is not covered by the liability recognized in the balance sheet. If a minimum liability is recognized, an equal amount is recognized as an intangible asset up to an amount that does not exceed the amount of unrecognized prior service costs and the remaining amount is recorded in other comprehensive income (part of equity).  Such “minimum liability” is not required under Swedish GAAP.   The effects on pension costs in the statements of operations were insignificant in 2003 and 2004.

c)  Software development

In accordance with US GAAP, Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, such expenditures related to the development of computer software for internal use must be capitalized only when certain criteria are met.   The Company capitalized certain costs under Swedish GAAP that were incurred during the preliminary project stage that should have been expensed under US GAAP.  In addition, certain costs for capitalized software must be accounted for in accordance with US GAAP, SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, which only allows for capitalization during the period between the product reaching technological feasibility and when it is ready for release to customers.  As a result, certain capitalized costs under Swedish GAAP were required to be written off immediately under US GAAP. The net adjustment is the difference between the amounts that should not have been capitalized under US GAAP and the reversal of the amortization of such costs during the years presented.

d)  Lease incentive

During 2003, the Group received cash as a lease incentive related to moving costs associated with its office building which was reported under Swedish GAAP as a reduction of lease expense during the period received.  Under US GAAP, lease incentives must be deferred and amortized over the remaining lease period of 63 months.

e)  Deferred Income Taxes

Deferred income taxes have been reflected on the above adjustments.  However, due to the valuation allowance provided during 2003 related to the UK subsidiary’s net deferred income taxes, the release of valuation allowance under US GAAP offsets the required taxes for the pension and purchase accounting adjustments.